EXHIBIT A

Oppenheimer Large Cap Revenue ETF (Taxpayer ID # 392064010)
Oppenheimer Mid Cap Revenue ETF (Taxpayer ID # 392064008)
Oppenheimer Small Cap Revenue ETF (Taxpayer ID #392064009)
Oppenheimer Financials Sector Revenue ETF (Taxpayer ID # 263117463)
Oppenheimer ADR Revenue ETF (Taxpayer ID # 263117386)
Oppenheimer Navellier Overall A-100 Revenue ETF (Taxpayer ID # 263117439)
Oppenheimer Ultra Dividend Revenue ETF (Taxpayer ID # 462980007)
Oppenheimer Global Growth Revenue ETF (Taxpayer ID # 320448596)
Oppenheimer ESG Revenue ETF (Taxpayer ID # 81-3492794)
Oppenheimer Global ESG Revenue ETF (Taxpayer ID # 81-3480754)